NEWS RELEASE At Old Republic: At Financial Relations Board: Craig R. Smiddy: President and Chief Executive Officer Analysts/Investors: Joe Calabrese 212/827-3772 OLD REPUBLIC DECLARES THIRD QUARTER REGULAR CASH DIVIDEND OF 24.5 CENTS PER SHARE CHICAGO – August 25, 2023 – Old Republic International Corporation (NYSE: ORI) — today announced its Board of Directors has declared a regular quarterly cash dividend on the common stock of 24.5 cents per common share. This dividend is payable on September 15, 2023 to shareholders of record on September 5, 2023. Subject to Board approval each quarter, the full year’s cash dividend will amount to 98 cents per share compared to 92 cents paid in 2022. The current annualized rate of 98 cents per share marks the 42nd consecutive year that Old Republic has increased this rate, and 2023 becomes the 82nd year of uninterrupted regular cash dividend payments. About Old Republic Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance business is the third largest in its industry. For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue, Chicago, IL 60601 (312) 346-8100